EXHIBIT 99.1

Splash Beverage Group Reports Second Quarter 2022 Financial Results Revenues Increase 41% Year over Year with $4.8 Million in Gross Sales

Fort Lauderdale, Florida, Aug. 15, 2022 (GLOBE NEWSWIRE) -- Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, today reported financial results for the second quarter period ended June 30, 2022. Investors are encouraged to read the Company’s quarterly report on Form 10-Q which was filed with the Securities and Exchange Commission (the “SEC”), contains additional information, and is posted at https://splashbeveragegroup.com/.

Second Quarter Financial Performance

●	Record gross sales for the second quarter were $4.8 million compared to $3.4 million in the prior year period, an increase of 41% over the prior year period. The increase in revenue were primarily due to increased sales of TapouT and from e-commerce sales.

●	Company reports six new or expanded distribution/sales agreements with distributors or retailers.

●	Second quarter net loss was a total of $2.8 million in cash items and $3.0 million in non-cash items for $5.8 million. $0.8 million favorable, compared to $6.6 million in the prior year period.

●	As of June 30, 2022, the company had total cash and cash equivalents of $4.2 million, compared with $4.1 million at December 31, 2021.

●	Robert Nistico, Splash Beverage Group’s Chairman and CEO, commented, “Our 2022 second quarter results reflect our ongoing efforts to grow the business through key distribution agreements and retail authorizations. We are exactly where we expected to be mid-year, producing another record quarter, and added 6 new agreements during the quarter, bringing our total number of new agreements or authorizations since our key November announcement to more than 20. We also announced our intention to acquire Pulpoloco during the quarter, and acquisition which hold to potential to increase margins as well as open new channels for revenue growth as we explore the opportunities presented by its unique packaging with CartoCan.

●	“We continue to execute a business plan that relies on 4 key pillars for success. We have a strong management team, we have a diverse portfolio of brands that match consumer trends, our marketing strategy continues to yield new distribution agreements and retail authorizations, and we have the financial flexibility we need. We look forward to the second half of 2022.”

●	About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Pulpoloco sangria, and TapouT performance hydration and recovery drink. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

●	For more information visit: www.SplashBeverageGroup.com www.copadivino.com www.drinksalttequila.com www.pulpo-loco.com www.tapoutdrinks.com

●	Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

●	Contact Information: Splash Beverage Group Info@SplashBeverageGroup.com 954-745-5815